Exhibit 99.1

Walgreens Boots Alliance Appoints Valerie Jarrett to Its Board of Directors

Brings deep leadership experience and expertise in the private and public sectors

DEERFIELD, Ill., Oct. 30, 2020 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced the appointment of Valerie Jarrett to the company’s board of directors and to the board’s audit committee and compensation and leadership performance committee, effective immediately. She joins the board as an independent director and becomes the board’s eleventh member.

Jarrett is an acclaimed business executive and civic leader, and will bring important perspective and business experience to the company’s board. Her appointment will also provide further momentum to meet WBA’s diversity and inclusion goals, which are a top priority for the company. She is the first African-American woman appointed to the board and fourth woman on the current board.

“Valerie is an outstanding addition to our board. She is a deeply influential and highly admired leader. Our company will benefit greatly from her wide and diverse experience at a time when our essential healthcare role in the 25 countries where we operate has never been more important,” said James Skinner, executive chairman, Walgreens Boots Alliance.

“We are very pleased to welcome Valerie to our board, and look forward to her sharing extensive expertise on critical issues related to the many communities that we support and help around the world,” said Stefano Pessina, executive vice chairman and chief executive officer, Walgreens Boots Alliance.

Jarrett currently serves on the boards of directors of Lyft, Ralph Lauren and 2U, as well as two private companies, Ariel Investments and Sweetgreen. She received her B.A. from Stanford University in 1978 and her J.D. from the University of Michigan Law School in 1981. Jarrett has been a distinguished senior fellow at the University of Chicago Law School since 2018, and senior advisor to the Obama Foundation since 2017.

Previously, Jarrett served as chair of the board of trustees of the University of Chicago Medical Center, vice chair of the board of trustees of the University of Chicago and a trustee of Chicago’s Museum of Science and Industry. She also chaired the board of the Chicago Stock Exchange and was a director of the Federal Reserve Bank of Chicago.

Jarrett was a senior advisor in the White House from 2009 to 2017, where she co-chaired the transition team for the new administration, oversaw the Office of Public Engagement and Intergovernmental Affairs and chaired the White House Council on Women and Girls. Additionally, she served as CEO of The Habitat Company, deputy chief of staff for Chicago Mayor Richard M. Daley, commissioner of the Chicago Department of Planning and Development and chair of the Chicago Transit Board.

“It is a true honor to join the Walgreens Boots Alliance board as the company continues to transform to meet the rapidly-evolving health and well-being needs of millions of patients and customers,” said Jarrett. “I am looking forward to working with the entire board and management team in support of the company’s iconic brands, while helping to drive growth and shareholder value.”

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail and wholesale pharmacy, touching millions of lives every day through dispensing and distributing medicines, and through its convenient retail locations, digital platforms and health and beauty products. The company has more than 100 years of trusted healthcare heritage and innovation in community pharmacy and pharmaceutical wholesaling.

Including equity method investments, WBA has a presence in more than 25 countries, employs more than 450,000 people and has more than 21,000 stores.

WBA’s purpose is to help people across the world lead healthier and happier lives. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA is a Participant of the United Nations Global Compact and adheres to its principles-based approach to responsible business.

WBA is included in FORTUNE’s 2020 list of the World’s Most Admired Companies*, ranked first in the food and drugstore category. This is the 27th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list.

More company information is available at www.walgreensbootsalliance.com.

*© 2020, Fortune Media IP Limited. Used under license.

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